Investor Contact: Carlos Alberini               Media Contact: Wendi Kopsick
                  Sr. Vice President & CFO                     Jim Fingeroth
                  Kathy Guinnessey                             Kekst and Company
                  Vice President, Finance                      (212) 521-4800
                  Footstar, Inc.
                  (201) 760-4008


                              FOR IMMEDIATE RELEASE


            FOOTSTAR REPORTS JUST FOR FEET INTEGRATION AHEAD OF PLAN

       -Company Expects to Open Up to 15 New Superstores in the Fall 2000-

                -Anticipates Second Quarter Earnings per Share to
                         Exceed Analysts' Expectations-

MAHWAH, NEW JERSEY, May 22, 2000--Footstar, Inc. (NYSE:FTS) announced today that its integration of the Just For Feet stores acquired last March is ahead of plan in all respects and that the Company is in final negotiations to add up to 15 new Just For Feet stores in Fall 2000. Footstar also said today that based on May sales trends in all of its businesses, it expects to exceed current analysts' estimates for the second quarter and, consequently, fiscal 2000.

Integration Ahead of Plan
-------------------------

Since completing its acquisition on March 7, Footstar has moved quickly to replenish inventory in the Just For Feet stores and to integrate the chain into Footstar's existing infrastructure and services network.

Fresh inventory has been flowing into the stores at a faster than anticipated pace resulting in sales exceeding plan consistently in April and May. Staffing is virtually complete and the new Just For Feet headquarters in Mahwah opened today. Back office support functions have already been integrated into the Footstar Services Network and the final systems conversion is scheduled for June 2000, two months ahead of the original plan. Also beginning in June, product distribution for the new stores will be handled from Footstar's state-of-the-art distribution facility located in Gaffney, South Carolina. The Company plans to wind down Just For Feet's former headquarters facility in Birmingham in July and to subsequently sell the building.

Mr. Mickey Robinson, Chairman and Chief Executive Officer of Footstar commented, "We are very pleased with the progress we have made integrating Just For Feet. The business and most importantly, the customer, have responded well to the fresh inventory and the new marketing initiatives. With integration plans ahead of schedule, we are also reducing the cost structure of the Just For Feet business sooner than anticipated."

New Superstore Locations
------------------------

The Company is in final negotiations to complete store lease agreements with several landlords to add up to 15 new superstore locations in several markets, including some in its existing markets of Miami, Florida, Dallas, Texas, and Phoenix, Arizona and some in new markets, including San Diego and Fresno, California, Philadelphia, Pennsylvania and Richmond, Virginia. All but two of these new stores were previously operated by Just For Feet. The Company plans to open most of the new stores in the second half of the year. Capital expenditures in 2000 should not exceed $45 million, including the disbursements required for the new stores.

Mr. Robinson continued, "We are very excited about the opportunities to backfill existing markets and reenter markets where Just For Feet previously created strong customer relationships and built a healthy business. Under the newly negotiated terms, we believe the new stores have the potential to increase Footstar's earnings for 2001."

New Bank Facility
-----------------

The Company plans to close this week on its new three-year credit facility for $325 million with a consortium of banks, led by FleetBoston Financial. This transaction will replace its existing $300 million credit facility.

Expectations for Second Quarter
-------------------------------

Separately, the Company reported that its sales for May continued to trend ahead of plan in all businesses. As a result of this performance and the integration of Just For Feet discussed above, Footstar now expects to exceed current analysts' earnings expectations for the second fiscal quarter. The Company currently expects second quarter diluted earnings to be between $0.65 and $0.70 per share.

Mr. Robinson concluded, "We are very pleased with our business trends and sales momentum. We expect May sales results will exceed our plans in each business, while margin and expenses should be on plan. Consequently, we see opportunities for earnings upside in the second quarter and the year."

Footstar, Inc., headquartered in Mahwah, New Jersey, is a leading footwear retailer. As of April 29, 2000, the Company's Footaction division, headquartered in Irving, Texas, near Dallas, operated 552 mostly mall-based stores in 44 states, Puerto Rico, and the U.S. Virgin Islands. The Company's Just For Feet division, headquartered in Mahwah, New Jersey, operated 79 superstores located in the Southern half of the country. Both divisions, which comprise the Company's athletic segment, sell branded athletic footwear and apparel. The
Company's Meldisco division is a leader in the discount footwear segment, operating 2,484 licensed footwear departments, primarily in Kmart stores.

Except for the historical information contained herein, the matters discussed in this release are forward looking statements including with respect to earnings, sales and capital expenditure expectations that involve risks and uncertainties that may cause actual results to differ from those expressed in any of the forward looking statements. Such risks and uncertainties include, but are not limited to, uncertainties related to the Company's ability to execute its integration plans, the effect of competitive products and pricing, consumer demand for footwear, unseasonable weather, consumer acceptance of our merchandise mix and retail locations, the availability of products, and the other risks detailed in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update forward looking statements to reflect events or circumstances after the date such statements were made.

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